Allmerica Investment Trust
                                    Select Strategic Growth Fund - (Series # 14)
                                    TCW Investment Management Company
                     10f-3 Transactions for the Quarter Ended December 31, 2001


                                                                               Amount of       Commission as a
                                    Type of     Date of    Purchase Price of   Commission or   Percentage         Total Amount
Fund                Security       Transaction Transaction  Share or Unit    Spread per Unit   of Price           of Offering
Allmerica Finl Inv  Magma Design      Buy       11/19/01        $13             $0.91            7.00%             $63,050,000
Mgmt               Automation
Allmerica Finl     American           Buy       12/13/01        $16             $1.12            7.00%            $144,000,000
Mgmt               Pharmaceuticals

                                                                                         Name of Affiliated    Name of Broker/Dealer
                   Total Amount     Purchase as a             Purchase as a              Broker/Dealer         from whom Securities
Fund                of Purchase     Percentage of Offering    Percentage of Fund Assets    in Syndicate         were Purcased
Allmerica Finl Inv   $1,300          0.0021%                   0.0041%                     SG Cowen             CS First Boston
Mgmt
Allmerica Finl      $35,200          0.0244%                   0.1002%                     SG Cowen           Oppenheimer & Co. Inc.
Mgmt